Term sheet To prospectus dated December 1, 2005, prospectus supplement dated October 12, 2006 and product supplement no. 54-IV dated May 4, 2007	Term Sheet to Product Supplement No. 54-IV Registration Statement No. 333-130051 Dated April 16, 2008; Rule 433

Structured Investments	JPMorgan Chase & Co. $ Return Enhanced Notes Linked to the MSCI Taiwan Index due October 22, 2009

General

•
The notes are designed for investors who seek a return of three times the appreciation of the MSCI Taiwan Index up to a maximum total return on the notes of 69.45%* at maturity. Investors should be willing to forgo interest and dividend payments and, if the Index declines, be willing to lose some or all of their principal.

•	Senior unsecured obligations of JPMorgan Chase & Co. maturing October 22, 2009†.
•	Minimum denominations of $20,000 and integral multiples of $1,000 in excess thereof.
•	The notes are expected to price on or about April 17, 2008 and are expected to settle on or about April 22, 2008.

Key Terms
Index:	The MSCI Taiwan Index (the “Index”)
Upside Leverage Factor:	3
Payment at Maturity:
If the MSCI Taiwan Closing Level is greater than the MSCI Taiwan Starting Level, you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the MSCI Taiwan Return multiplied by three, subject to a Maximum Total Return on the notes of 69.45%*. For example, if the MSCI Taiwan Return is more than 23.15%, you will receive the Maximum Total Return on the notes of 69.45%*, which entitles you to a maximum payment at maturity of $1,694.50 for every $1,000 principal amount note that you hold. Accordingly, if the MSCI Taiwan Return is positive, your payment per $1,000 principal amount note will be calculated as follows, subject to the Maximum Total Return:

$1,000 +[$1,000 x (MSCI Taiwan Return x 3)] *The actual Maximum Total Return on the notes will be set on the pricing date and will not be less than 69.45%.

Your investment will be fully exposed to any decline in the Index. If the MSCI Taiwan Closing Level declines from the MSCI Taiwan Starting Level, you will lose 1% of the principal amount of your notes for every 1% that the Index declines beyond the MSCI Taiwan Starting Level. Accordingly, if the MSCI Taiwan Return is negative, your payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x MSCI Taiwan Return)
You will lose some or all of your investment at maturity if the MSCI Taiwan Closing Level declines from the MSCI Taiwan Starting Level.
MSCI Taiwan Return:	The performance of the Index from the MSCI Taiwan Starting Level to the MSCI Taiwan Closing Level, calculated as follows:
MSCI Taiwan Closing Level - MSCI Taiwan Starting Level MSCI Taiwan Starting Level
MSCI Taiwan Starting Level:	The closing level of the Index on the pricing date.
MSCI Taiwan Closing Level:	The arithmetic average of the closing levels of the Index on each of the five Ending Averaging Dates.
Ending Averaging Dates†:	October 13, 2009, October 14, 2009, October 15, 2009, October 16, 2009 and October 19, 2009
Maturity Date†:	October 22, 2009
CUSIP:
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 54-IV.

Investing in the Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page PS-11 of the accompanying product supplement no. 54-IV and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.
JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, product supplement no. 54-IV and this term sheet if you so request by calling toll-free 866-535-9248.
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Fees and Commissions (1)	Proceeds to Us
Per note	$	$	$
Total	$	$	$
(1)	Please see “Supplemental Underwriting Information” in this term sheet for information about fees and commissions.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
JPMorgan
April 16, 2008

Additional Terms Specific To the Notes

You should read this term sheet together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated October 12, 2006 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 54-IV dated May 4, 2007. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 54-IV, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 54-IV dated May 4, 2007:
http://www.sec.gov/Archives/edgar/data/19617/000089109207001766/e27198_424b2.pdf
•	Prospectus supplement dated October 12, 2006:
http://www.sec.gov/Archives/edgar/data/19617/000089109206003117/e25276_424b2.pdf
•	Prospectus dated December 1, 2005:
www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to JPMorgan Chase & Co.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Index?

The following table and graph illustrate the hypothetical total return at maturity on the notes. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume an MSCI Taiwan Starting Level of 340 and a Maximum Total Return on the notes of 69.45%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table, graph and examples have been rounded for ease of analysis.

MSCI Taiwan Closing Level	MSCI Taiwan Return	Total Return
612.00	80.00%	69.45%
561.00	65.00%	69.45%
510.00	50.00%	69.45%
476.00	40.00%	69.45%
442.00	30.00%	69.45%
418.71	23.15%	69.45%
408.00	20.00%	60.00%
374.00	10.00%	30.00%
357.00	5.00%	15.00%
343.40	1.00%	3.00%
340.00	0.00%	0.00%
306.00	-10.00%	-10.00%
272.00	-20.00%	-20.00%
238.00	-30.00%	-30.00%
204.00	-40.00%	-40.00%
170.00	-50.00%	-50.00%
136.00	-60.00%	-60.00%
102.00	-70.00%	-70.00%
68.00	-80.00%	-80.00%
34.00	-90.00%	-90.00%
0	-100.00%	-100.00%

JPMorgan Structured Investments —
Return Enhanced Notes Linked to the MSCI Taiwan Index

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table and graph above are calculated.

Example 1: The level of the Index increases from the MSCI Taiwan Starting Level of 340 to an MSCI Taiwan Closing Level of 357. Because the MSCI Taiwan Closing Level of 357 is greater than the MSCI Taiwan Starting Level of 340 and the MSCI Taiwan Return of 5% multiplied by 3 does not exceed the hypothetical Maximum Total Return of 69.45%, the investor receives a payment at maturity of $1,150 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 x (5% x 3)] = $1,150

Example 2: The level of the Index increases from the MSCI Taiwan Starting Level of 340 to an MSCI Taiwan Closing Level of 442. Because the MSCI Taiwan Closing level of 442 is greater than the MSCI Taiwan Starting Level of 340 and the MSCI Taiwan Return of 30% multiplied by 3 exceeds the hypothetical Maximum Total Return of 69.45%, the investor receives a payment at maturity of $1,694.50 per $1,000 principal amount note, the maximum payment on the notes.

Example 3: The level of the Index decreases from the MSCI Taiwan Starting Level of 340 to an MSCI Taiwan Closing Level of 272. Because the MSCI Taiwan Closing Level of 272 is less than the MSCI Taiwan Starting Level of 340, the MSCI Taiwan Return is negative and the investor receives a payment at maturity of $800 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x -20%) = $800

Selected Purchase Considerations

•
APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive MSCI Taiwan Return by three, up to the Maximum Total Return on the notes of 69.45%, or $1,694.50 for every $1,000 principal amount note. The actual Maximum Total Return on the notes will be set on the pricing date and will not be less than 69.45%. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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DIVERSIFICATION OF THE MSCI TAIWAN INDEX — The return on the notes is linked to the MSCI Taiwan Index. The MSCI Taiwan Index, which is calculated by MSCI, is a free float-adjusted market capitalization index of securities listed on the Taiwan Stock Exchange. MSCI Inc., the sponsor of the Index, has announced changes to the indes methodology of the Index. For additional information about the Index, see the information set forth under “The MSCI Taiwan Index” in the accompanying product supplement no. 54-IV, as supplemented by the information set forth under “Supplemental Information — Transition of the MSCI Taiwan Index to a New Index Methodology” in this term sheet.

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CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 54-IV. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell, it is reasonable to treat your purchase and ownership of the notes as an “open transaction” for U.S. federal income tax purposes. Assuming this characterization is respected, your gain or loss on the notes should be treated as long-term capital gain or loss if you hold the notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

JPMorgan Structured Investments —
Return Enhanced Notes Linked to the MSCI Taiwan Index

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index or any of the component stocks of the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 54-IV dated May 4, 2007.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the MSCI Taiwan Return is positive or negative. Your investment will be fully exposed to any decline in the MSCI Taiwan Closing Level as compared to the MSCI Taiwan Starting Level.

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YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM TOTAL RETURN — If the MSCI Taiwan Closing Level is greater than the MSCI Taiwan Starting Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Index, which may be significant. We refer to this percentage as the Maximum Total Return, which will be set on the pricing date and will not be less than 69.45%.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which J.P. Morgan Securities Inc., which we refer to as JPMSI, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

•
NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks composing the Index are denominated, although any currency fluctuations could affect the performance of the Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Index on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;
•	the time to maturity of the notes;
•	the dividend rate on the common stocks underlying the Index;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory or judicial events;
•	the exchange rate and volatility of the exchange rate between the U.S. Dollar and the New Taiwan Dollar; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments —
Return Enhanced Notes Linked to the MSCI Taiwan Index

Historical Information

The following graph sets forth the historical performance of the MSCI Taiwan Index based on the weekly historical closing levels of the Index from January 3, 2003 through April 11, 2008. The closing level of the Index on April 15, 2008 was 342.50. We obtained the closing levels of the Index below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any of the Ending Averaging Dates. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Supplemental Underwriting Information

JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission that will depend on market conditions on the pricing date. In no event will that commission, which includes structuring and development fees, exceed $20.00 per $1,000 principal amount note. See “Underwriting” beginning on page PS-125 of the accompanying product supplement no. 54-IV.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate will receive a structuring and development fee. In no event will the total amount of these fees exceed $20.00 per $1,000 principal amount note.

JPMorgan Structured Investments —
Return Enhanced Notes Linked to the MSCI Taiwan Index

Supplemental Information — Transition of the MSCI Taiwan Index to a New Index Methodology

The information contained in this section supplements the information set forth under “The MSCI Taiwan Index” in the accompanying product supplement no. 54-IV. We have derived all information regarding the MSCI Taiwan Index contained in this section from the MSCI Global Investable Market Indices Methodology published by MSCI and other publicly available information. We make no representation or warranty as to the accuracy or completeness of such information. Additional information concerning the transition of the MSCI Taiwan Index may be obtained from the MSCI website (www.mscibarra.com). Information contained in the MSCI website is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying product supplement no. 54-IV.

Transition

MSCI recently announced changes to the methodology used to calculate its MSCI Standard Indices, including the MSCI Taiwan Index. The current MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, are transitioning to the Global Investable Market Indices methodology described below. During the transition period, MSCI will publish the MSCI Provisional Standard and Provisional Small Cap Indices to assist investors in understanding the changes that would occur if the Global Investable Market Indices methodology were immediately implemented in the current MSCI Standard and Small Cap Indices. The first phase of the transition of the MSCI Standard Indices was completed on November 30, 2007. Currently, half of the differences between the Provisional Standard Indices or the Provisional Small Cap Indices, as applicable, and the Standard Indices or Small Cap Indices, as applicable, have been implemented. All companies in a Provisional Standard Index or Provisional Small Cap Index, as applicable, not in the corresponding Standard Index or Small Cap Index were added to the Standard Index or Small Cap Index, as applicable, at half of their free float-adjusted market capitalization, and companies previously in the Standard Index or Small Cap Index, as applicable, and not in the corresponding Provisional Standard Index or Provisional Small Cap Index, as applicable, had half of their free float-adjusted market capitalization removed.

The second phase of the transition of the MSCI Standard and the MSCI Small Cap Indices to the MSCI Global Investable Market Indices methodology will take place on May 30, 2008 (the first phase having been completed on November 30, 2007). The final additions and deletions of constituents for the second phase will be announced at least four weeks in advance of their implementation in the Standard and Small Cap Indices. All indices derived from the MSCI Standard Indices will follow the two−phase transition, except for the MSCI Euro and Pan Euro Indices which were transitioned in one phase on November 30, 2007. The transition will be synchronized for all markets and composites.

At the end of the transition period (May 30, 2008), the current MSCI Standard Indices will be composed of the MSCI Large Cap and Mid Cap Indices. The current MSCI Small Cap Index will transition to the MSCI Small Cap Index resulting from the new methodology. Together, the relevant MSCI Large Cap, Mid Cap and Small Cap Indices will make up the MSCI Investable Market Index for each country, composite, sector and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices

MSCI undertakes an index construction process, which involves: (i) defining the Equity Universe; (ii) determining the Market Investable Equity Universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying Index Continuity Rules for the MSCI Standard Index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe

(i)
Identifying Eligible Equity Securities: The Equity Universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the Equity Universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

(ii)
Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A Market Investable Equity Universe for a market is derived by applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indices methodology.

The investability screens used to determine the Investable Equity Universe in each market are as follows:

(i)
Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization.

JPMorgan Structured Investments —
Return Enhanced Notes Linked to the MSCI Taiwan Index

(ii)
Equity Universe Minimum Float−Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

(iii)
DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity. The Annualized Traded Value Ratio (“ATVR”), a measure that offers the advantage of screening out extreme daily trading volumes and taking into account the free float−adjusted market capitalization size of securities, is used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% ATVR is required for inclusion of a security in a Market Investable Equity Universe of a Developed Market, and a minimum liquidity level of 15% ATVR is required for inclusion of a security in a Market Investable Equity Universe of an Emerging Market.

(iv)
Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe.

(v)
Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a Semi−Annual Index Review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market

Once a Market Investable Equity Universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small)

•	Standard Index (Large + Mid)

•	Large Cap Index

•	Mid Cap Index

•	Small Cap Index

Creating the Size Segment Indices in each market involves the following steps: (i) defining the Market Coverage Target Range for each size segment; (ii) determining the Global Minimum Size Range for each size segment; (iii) determining the Market Size−Segment Cutoffs and associated Segment Number of Companies; (iv) assigning companies to the size segments; and (v) applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

If after the application of the index construction methodology, a Standard Index contains fewer than five securities in a Developed Market or three securities in an Emerging Market, then the largest securities by free float-adjusted market capitalization are added to the Standard Index in order to reach five constituents in that Developed Market or three in that Emerging Market. At subsequent Index Reviews, if the free float-adjusted market capitalization of a non-index constituent is at least 1.50 times the free float-adjusted market capitalization of the smallest existing constituent after rebalancing, the larger free float-adjusted market capitalization security replaces the smaller one.

Creating Style Indices within Each Size Segment

All securities in the investable equity universe are classified into Value or Growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard

All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the Global Industry Classification Standard. Under the GICS, each company is assigned uniquely to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover.

In particular, index maintenance involves:

(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

JPMorgan Structured Investments —
Return Enhanced Notes Linked to the MSCI Taiwan Index

•	Updating the indices on the basis of a fully refreshed Equity Universe.

•	Taking buffer rules into consideration for migration of securities across size and style segments.

•	Updating FIFs and Number of Shares (“NOS”).

The objective of the SAIRs is to systematically reassess the various dimensions of the Equity Universe for all markets on a fixed semi-annual timetable. A SAIR involves a comprehensive review of the Size Segment and Global Value and Growth Indices.

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	Including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index.

•	Allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR.

•	Reflecting the impact of significant market events on FIFs and updating NOS.

QIRs are designed to ensure that the indices continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next SAIR. QIRs may result in additions or deletions due to migration to another Size Segment Index, and changes in FIFs and in NOS. Only additions of significant new investable companies are considered, and only for the Standard Index. The buffer zones used to manage the migration of companies from one segment to another are wider than those used in the SAIR. The style classification is reviewed only for companies that are reassigned to a different size segment.

(iii)
Ongoing event−related changes. Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs,bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes generally are reflected in the indices at the time of the event. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Announcement Policy

The results of the SAIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May and November.

The results of the QIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.

All changes resulting from corporate events are announced prior to their implementation.

The changes are typically announced at least ten business days prior to the changes becoming effective in the indices as an “expected” announcement, or as an “undetermined” announcement, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective in the indices, provided that all necessary public information concerning the event is available. The full list of all new and pending changes is delivered to clients on a daily basis, at 5:30 p.m., US Eastern Time.

In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

In the case of secondary offerings representing more than 5% of a security’s number of shares for existing constituents, these changes will be announced prior to the end of the subscription period when possible and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

Both primary equity offerings and secondary offerings for U.S. securities, representing at least 5% of the security’s number of shares, will be confirmed through an announcement during market hours for next day or shortly after implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable prior to their implementation.

JPMorgan Structured Investments —
Return Enhanced Notes Linked to the MSCI Taiwan Index